Exhibit 99.1

COPPER MOUNTAIN NETWORKS ANNOUNCES $11.25 MILLION PRIVATE PLACEMENT

OF COMMON STOCK

Contacts:

Michael O. Staiger

Executive Vice President and Chief Financial Officer

Copper Mountain Networks, Inc.

858.410.7110

ir@coppermountain.com

COPPER MOUNTAIN NETWORKS ANNOUNCES $11.25 MILLION PRIVATE

PLACEMENT OF COMMON STOCK

PALO ALTO, Calif., May 4, 2004 – Copper Mountain Networks, Inc. (Nasdaq: CMTN), a leading provider of intelligent broadband access solutions, today announced that it has entered into definitive purchase agreements to sell approximately 1,250,000 shares of common stock to new and current shareholders at $9.00 per share. The private placement is expected to raise gross proceeds to the company of approximately $11,250,000 before fees and expenses. In connection with this transaction the company will issue warrants to purchase 312,500 shares of common stock at an exercise price of $10.00 per share. WR Hambrecht + Co. served as placement agent for the financing.

The shares and warrants have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Copper Mountain intends to file with the Securities and Exchange Commission a registration statement relating to the resale of the privately placed shares and the shares issuable upon exercise of the warrants. Today’s announcement does not constitute an offer to sell or a solicitation of an offer to buy shares of Copper Mountain’s common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.